UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2008

ADA-ES, INC.

(Exact name of registrant as specified in charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2008, ADA-ES, Inc. (“we” or “ADA-ES”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) providing for the sale to Energy Capital Partners I, LP and its affiliated funds (“ECP”) of 1,800,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred”) and 1,800,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred,” and together with the Series A Preferred, the “Preferred Stock,” and such sale, the “Private Placement”). We also entered into a Joint Development Agreement (the “JDA”) and a Limited Liability Company Agreement (the “LLC Agreement”) with ECP and related agreements and formed Crowfoot Development, LLC (the “Joint Venture”), for the purposes of funding and constructing our planned activated carbon (“AC”) production facility in Coushatta, Red River Parish, Louisiana (the “Project”) and similar projects. We and ECP each own 50% of the Joint Venture. We are designing the Project to maximize efficiency and produce what we expect to be the most cost-effective AC product for the mercury control market and largest AC production facility in the U.S. We expect operations at the Project to commence in the first half of 2010.

We expect that the first production line of the Project will have a total all-in cost of approximately $350 million and will be capable of producing 125 to 175 million pounds of AC per year. The LLC Agreement is designed to provide the equity financing that we believe will be required for the Project. We expect to fund future capital contributions to the Joint Venture with funds from the Private Placement, working capital and, if deemed appropriate, additional sales of up to 1 million shares of our common stock. We will be soliciting approval of our shareholders for the Private Placement and such additional sales of our common stock pursuant to a Proxy Statement (“Proxy Statement”) to be filed with the Securities and Exchange Commission (“SEC”), which will contain additional information regarding the transactions between ECP and ADA-ES. We are working to obtain debt financing for the Project and expect to support the debt with long-term take-or-pay off-take contracts for the AC that the Joint Venture will be supplying through both interim sources and the new production from the Project. The Joint Venture has already signed AC sales contracts that, subject to certain conditions, could contribute up to $160 million in revenues through 2014.

Purchase Agreement

Purchase Price, Conditions to Closing. The purchase price for the Series A Preferred is $9.37 per share or approximately $16.9 million in the aggregate. The purchase price for the Series B Preferred will be based on a discount to market prices 10 trading days before and after the date of the initiation of the second tranche of funding for the Joint Venture (as described below), but will not exceed $16.50 per share. The Private Placement is contingent upon approval of our shareholders no later than January 31, 2009, the closing of the debt financing necessary for the Project to move forward, no material adverse effect occurring prior to closing and other matters.

Representations; Non-Solicitation; Preemptive Rights. The Purchase Agreement contains customary representations and warranties by us and ECP, pre-closing covenants with respect to operation of our business and other matters, including a non-solicitation provision, and certain preemptive rights by ECP to purchase additional equity we may offer in the future.

Termination Provisions.

Each of ECP and ADA-ES has the right to terminate the Purchase Agreement if:

•	the other party or its affiliates is in material breach of the LLC Agreement and fails to cure such breach after notice or becomes bankrupt or insolvent;

•

ECP stops funding under the LLC Agreement because of a failure or expected failure to meet a developmental milestone or an adverse development that has a material adverse effect on the Joint Venture or any of its subsidiaries (a “Funding Stop”);

•	a court or government authority has issued an order preventing the closing;

•	the closing has not occurred on or before March 2, 2009;

•	shareholder approval has not been obtained on or before January 31, 2009; or

•	the other party or its affiliates is in material breach of certain pre-closing covenants and fails to cure such breach after notice.

In addition, ECP may terminate the Purchase Agreement if:

•	the conditions to closing have become incapable of fulfillment and remain unfulfilled after notice; or

•	our Board of Directors changes its recommendation for shareholder approval of the Private Placement or approves another acquisition proposal.

Fees and Expenses. Each party to the Purchase Agreement is responsible for its own expenses except if the Purchase Agreement is terminated for certain reasons. If ECP terminates the Purchase Agreement because the conditions to closing are incapable of fulfillment or because it has stopped funding the Joint Venture under the LLC Agreement, we must pay ECP’s reasonable out-of-pocket fees and expenses up to $1,500,000 (“ECP’s Expenses”). In certain circumstances we may be required to pay ECP a $2 million break-up fee (the “Break-up Fee”). If we or ECP terminate because the closing has not occurred on or before March 2, 2009 or an acquisition proposal has been publicly announced, and we enter into a definitive agreement or consummate such proposal within 12 months, we must pay to ECP ECP’s Expenses plus the Break-up Fee. If ECP terminates the Purchase Agreement because (a) shareholder approval is not obtained on or before January 31, 2009; (b) our Board of Directors changes its recommendation to our shareholders, recommends an acquisition proposal, or fails to recommend that our shareholders reject any tender offer or exchange offer that is commenced; or (c) we materially breach the LLC Agreement, we must pay to ECP ECP’s Expenses plus the Break-up Fee.

Conversion Rights. The Preferred Stock will be convertible into common stock initially on a one-to-one basis. ECP may convert its Preferred Stock to common stock at any time. In addition, we have the option to convert the shares of Preferred Stock into common stock after the second anniversary of the closing if the price of our common stock equals or exceeds 150% of the original issue price of the Preferred Stock for at least 20 trading days in any 30-consecutive trading-day period prior to the date of our issuance of a press release announcing the exercise of this option.

Voting Rights. The Preferred Stock will vote with our common stock on an as-converted basis except that if a series of the Preferred Stock is issued at a discount to market prices, the number of votes allotted to the holders of such series cannot exceed the number obtained by multiplying (i) the number of shares of Preferred Stock held by (ii) the percentage obtained by dividing the purchase price for such series of Preferred Stock by the market price of our common stock as of the closing. Consent of the holders of at least a majority of the Preferred Stock will be required for us to change the size of our Board, amend our charter documents in a manner that adversely affects the Preferred Stock, issue additional shares of Preferred Stock or any security ranking senior to or in parity with the Preferred Stock, enter into a merger transaction, sell or liquidate ADA-ES, acquire another entity worth over $50 million, incur indebtedness over $50 million, enter into non-arms-length related-party transactions or change our line of business.

Dividend Rights. The holders of the Preferred Stock are entitled to receive cumulative dividends at the rate of 4% per year, compounded quarterly, only when declared by our Board. If we pay any dividend on our common stock, the Preferred Stock will be entitled to receive such dividends on an as-converted basis.

Director Appointment Rights. Upon closing of the Private Placement, ECP will have the right to elect a number of members of our Board of Directors pursuant to a formula that reflects the percentage of votes ECP has on an as-converted basis. We expect to increase our Board upon closing to 13 directors, 4 of which would be elected by ECP.

Placement Agent. In August 2007, we engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as our exclusive financial advisor and placement agent for equity and debt financings associated with the Project. We are required to pay Credit Suisse a gross spread in the amount equal to 6.0% of the gross proceeds we raise in the Private Placement plus $1.5 million and a monthly amount that accrues from July 1, 2008 in financial advisory fees.

Private Placement; Registration Rights. The Private Placement is in accordance with Rule 506 of Regulation D of the Securities Act of 1933, as amended. Neither the Preferred Stock nor the shares of our common stock issuable upon conversion of the Preferred Stock have been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy any of our securities, nor shall there be any sale of our securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. If closing of the Private Placement occurs, we will have certain obligations to register the shares of common stock issuable upon conversion of the Preferred Stock for resale pursuant to a registration rights agreement to be entered into on or prior to closing.

Joint Venture Agreements

On October 1, 2008, pursuant to the terms of the JDA, we transferred the development assets and certain liabilities relating to our AC production business (the “Business”) to certain wholly-owned subsidiaries of ours and then transferred the equity in those subsidiaries and certain contracts, goodwill and intellectual property relating to the Business to the Joint Venture as our initial contribution to the Joint Venture. The JDA contains representations, warranties and indemnities with respect to the contributed assets and excluded liabilities, and certain indemnification claims are subject to a threshold, cap and time limitation. Our indemnity obligations as to excluded liabilities under the JDA are secured by our equity interest in the Joint Venture.

First, Second and Third Tranches of Funding. Our initial contribution to the Joint Venture was valued by the parties at approximately $17.0 million. ECP contributed approximately $0.2 million to the Joint Venture at the time of signing the JDA and under the LLC Agreement, ECP will contribute an additional $16.8 million in cash within 15 business days of signing. We and ECP have each committed on a 50/50 basis to contribute a second tranche of $17 million in capital to meet the capital requirements of the Joint Venture. ECP has committed to contribute the third tranche of capital up to 200% of the expected net proceeds of the Private Placement (the “Third Tranche Amount”), in exchange for non-voting preferred equity in the Joint Venture, until the time that the Private Placement is completed. One-half of any preferred equity received by ECP pursuant to its capital contributions under the third tranche would bear a preferred return of 12% per annum, and the other half would not bear a preferred return. We are required to contribute the net proceeds of the Private Placement and of any equity financing, asset sale or other transaction outside of the ordinary course of business (other than any debt financing) resulting in cash proceeds to us (collectively, “Other Financing Proceeds”) to the Joint Venture, and upon such contribution, an equal amount of ECP’s outstanding preferred equity bearing a 12% preferred return, plus the applicable 12% preferred return, would be redeemed and a matching amount of ECP’s preferred equity that does not bear a preferred return would be converted into ordinary capital contributions. We and ECP would then continue to contribute capital on a 50/50 basis under the third tranche until we have contributed all net proceeds of the Private Placement. If a Funding Stop (as defined below), a material default by ADA-ES under the LLC Agreement, an ADA-ES Triggering Event, material uncured breach of the Purchase Agreement by ECP prior to closing the Private Placement, or termination of the Purchase Agreement were to occur, however, neither we nor ECP would be required to make any further capital contributions under the third tranche. In addition, as discussed below, the failure of certain conditions to a member’s obligations to fund capital contributions, occurrence of an ADA-ES Triggering Event or an ECP Triggering Event (as defined below) or a member’s default under the LLC Agreement gives rise to special consequences and alters the parties’ rights and obligations to contribute capital under any of the capital contribution tranches. An “ADA-ES Triggering Event” means (i) any material uncured breach of the Purchase Agreement by us prior to closing the Private Placement, (ii) termination of the Purchase Agreement by one party or failure to close the Private Placement by March 2, 2009, in each case other than due to a material uncured breach of the Purchase Agreement by ECP, or (iii) our failure to obtain shareholder approval of the Private Placement by January 31, 2009.

After any material uncured breach of the Purchase Agreement by ECP prior to closing the Private Placement (an “ECP Triggering Event”) and until the earlier of (i) the date on which we have made capital contributions equal to one-half of the Third Tranche Amount, (ii) the three-month anniversary of such ECP Triggering Event, or (iii) if we have delivered an Election Notice (as defined below) pursuant to such ECP Triggering Event, the date of the consummation of the remedy we have elected, we may, but are no longer required to, contribute any Other Financing Proceeds to the Joint Venture. Contributions of Other Financing Proceeds that we make would be used to redeem ECP’s preferred equity in the Joint Venture plus the 12% preferred return on such preferred equity, and a matching amount of ECP’s preferred equity (but excluding the 12% preferred return) would be converted into ordinary capital contributions.

Failure to Redeem Preferred Equity. If any of the preferred equity that ECP receives in connection with funding for the third tranche is not redeemed by the earliest of (i) the four-month anniversary of the date of such funding, (ii) if such funding was made prior to the closing of the Private Placement, the closing date of the Private Placement, (iii) the date of an ADA-ES Triggering Event, (iv) immediately prior to the closing of any Joint Venture Sale (as defined below), and (v) immediately prior to any determination to dissolve the Joint Venture, then ECP would receive priority distributions on such preferred equity until it is redeemed or converted, and would have the option to convert any unredeemed preferred equity into ordinary capital contributions, resulting in a dilution of our percentage interest and dilution and possible loss of our voting and management rights.

Fourth Tranche Additional Capital. If at any time prior to the Joint Venture’s receipt of debt financing for the Project, ECP reasonably determines, based on negotiations with lenders, anticipated delays or additional capital requirements of the Joint Venture, that the Project will need equity financing beyond that contemplated for the first three tranches, ECP may notify the Joint Venture of the amount of equity financing it believes will be required (the “Fourth Tranche Amount”) and may irrevocably commit to fund all or any portion of the Fourth Tranche Amount. If ECP commits to fund less than the entire Fourth Tranche Amount ECP specifies, we have the right to fund the balance. Any funding of the Fourth Tranche Amount would be in the form of capital contributions to the Joint Venture.

Capital to Satisfy Cost Overruns After Debt Financing. After the Joint Venture’s receipt of debt financing for the Project, if either we or ECP reasonably determines that the Joint Venture requires additional capital for the Project, then we and ECP each will have the opportunity to fund the amount needed on a pro rata basis, subject to a right of oversubscription in the form of ordinary capital contributions or preferred equity if one member chooses not to fund its full share. Any such preferred equity would bear a return of 12% per annum, would be entitled to priority distributions until redeemed or converted and would be convertible at the owner’s option to ordinary capital contributions from and after the earliest to occur of (i) 90 days after the date of issuance, (ii) 150 days after the date on which the Joint Venture provided notice to the members of the need for such additional capital, (iii) immediately prior to the closing of any Joint Venture Sale, and (iv) immediately prior to any determination to dissolve the Joint Venture.

Contribution of Returned Capital. If the Joint Venture makes any distribution which the Board of Managers of the Joint Venture specifically designates as a return of capital, then the Joint Venture members will be obligated to contribute such returned capital contributions when needed to satisfy the Joint Venture’s capital requirements.

Funding Conditions; Joint Venture Sale. Each funding tranche is subject to the satisfaction of certain developmental milestones, no adverse development that has a material adverse effect on the Joint Venture or any of its subsidiaries and other conditions relating to the Project. Upon a Funding Stop, the members will negotiate in good faith to determine whether ECP will waive the funding condition or amend the LLC Agreement on terms mutually acceptable to all members. If the members cannot so timely agree, then we have the option to either unconditionally commit to fund all capital requirements of the Joint Venture or stop all funding. If we elect to stop funding, then the members must promptly use their reasonable best efforts to pursue a sale of the Joint Venture (a “Joint Venture Sale”). If we and ECP cannot reach agreement as to the aggregate price and other material terms of a Joint Venture Sale within 45 days or cannot consummate such a sale within 150 days after we elect to stop funding, the Joint Venture will be dissolved. If ECP notifies us that it is stopping funding of the Joint Venture, certain of our non-solicitation obligations under the Purchase Agreement will terminate.

Buy-Sell Provisions. Upon any ADA-ES Triggering Event (other than termination of the Purchase Agreement by ECP because it determines that the conditions to closing are incapable of fulfillment) or ECP Triggering Event, each of ECP (in the case of an ADA-ES Triggering Event) or ADA-ES (in the case of an ECP Triggering Event) has three months to elect by written notice to the other (an “Election Notice”) to (i) buy the other party’s membership interests in the Joint Venture at a purchase price equal to its capital contributions, plus the preferred equity redemption price of the outstanding preferred equity of such party, plus the amount of any capital default loan made by such party together with interest thereon, plus the amount of any guaranties, letters of credit or other credit support obligations it has provided that are not terminated or replaced (the “Call Purchase Price”), (ii) dissolve the Joint Venture or (iii) cause a Joint Venture Sale. The non-electing party will have 30 days prior to the electing party’s being able to dissolve or sell the Joint Venture to buy the electing party’s interests in the Joint Venture for the Call Purchase Price and continue the Joint Venture.

Management of Joint Venture. The Joint Venture will be managed by a Board of Managers comprised of two representatives from each party, subject to change if a member’s ownership falls below 35% of the Joint Venture’s membership interests. Specified Joint Venture transactions will require Board approval, and certain major transactions will require approval of members holding at least 75% of the Joint Venture’s membership interests.

Buy-Sell Provisions Upon Deadlock and Upstream Changes of Control. If there is a deadlock between the parties after the six-month anniversary of the Joint Venture, either party may offer to buy the other’s membership interest in the Joint Venture at a specified price and the other party will then have the option to either accept such offer or purchase the offering member’s membership interest at the same price. In addition, if there is an upstream change of control with respect to a party within the first four years, the other party may offer to buy the other’s membership interest in the Joint Venture at the price specified by the party that experienced a change of control, sell its interest in the Joint Venture to such party at the specified price or take no action.

Default. If either ADA-ES or ECP fails to make a timely capital contribution when required (and such failure continues for five business days), defaults in complying with its exclusivity obligations as described above (and such default continues for 30 days), terminates its legal existence, engages in a prohibited transfer, or becomes insolvent or bankrupt, the other party can take any one or more of the following actions:

•

(A) buy out the defaulting party’s interest for 80% of its value (as determined by an investment bank) or sell its interest to the defaulting party for 110% of such value or (B) reduce the defaulting party’s ownership by up to 20%;

•	dissolve the Joint Venture;

•	institute legal proceedings to recover damages;

•	stop making capital contributions to the Joint Venture; or

•

if such default is a failure to make capital contributions, fund such contributions at the Joint Venture or Project level as common or preferred equity or loan the unfunded portion to the defaulting party.

In addition, if we are in default of our indemnity obligations as to excluded liabilities under the JDA, then ECP will have the option to satisfy such indemnity obligations with our equity in the Joint Venture.

A party that is in default is prohibited from participating in any management (whether by the Board or the members) of the Joint Venture.

Transfers. Except for transfers to affiliates, subsidiaries and certain transfers expressly contemplated by the LLC Agreement, neither we nor ECP may transfer any membership interests during the first two years after commencement of the Joint Venture. Between the second and fourth anniversaries of the commencement of the Joint Venture, each party has a right of first offer on any proposed transfer by the other party of its membership interest or any portion thereof. Subject to such restrictions, each party may transfer any or all of its rights or obligations under the LLC Agreement, provided that, except in the case of the transfer of 100% of the membership interests of the Joint Venture, the rights and restrictions applicable to ADA-ES and ECP relating to (i) exclusivity (described below), (ii) the ADA-ES or ECP Triggering Events, (iii) the buy-sell provisions and (iv) the right of first offer provisions may not be transferred.

Exclusivity. During the first three years of the Joint Venture, neither we nor ECP may pursue additional investments in carbon lines for the Project or additional investments in activated carbon production projects without the agreement of the other party. Between the third and fifth anniversaries of commencement of the Joint Venture, each party will have a right to participate in future similar projects or investments on a 50/50 basis or in such lesser amount as a party may choose so long as it participates in at least 25% of the total investment in the proposed project or investment. In addition, until the later of October 1, 2013 and the date on which such party no longer holds a 15% interest in the Joint Venture, neither we nor ECP may, directly or indirectly, except to the extent provided in the License Agreement and Master Services Agreement described below, (i) transfer, lease, license or otherwise provide any intellectual property of such party or any of its affiliates to any third party to be used in connection with the manufacture, production, processing or supply of activated carbon relating to the control of mercury emissions from coal fired power plants, or (ii) provide consulting or other services to any third party for such purpose. These provisions will not prevent us from developing technology primarily for the injection of activated carbon or restrict our ability to develop new activated carbon technologies for applications other than mercury control.

Engineering, Procurement and Construction Agreement. As previously reported, on September 8, 2008, Red River Environmental Products, LLC, a wholly-owned subsidiary of the Joint Venture (“Red River”) and BE&K Construction Company, LLC, of Birmingham, Alabama (“BE&K”) entered into an Amended and Restated Engineering, Procurement and Construction Agreement (“EPC Agreement”) for the “turn-key” engineering, design, procurement, construction, construction management, testing, commissioning and related balance of plant services for the Project. ADA-ES provided BE&K with a guaranty pursuant to which ADA-ES is obligated to pay all amounts owed by Red River under the EPC Agreement.

In August 2008, on behalf of Red River, we delivered an irrevocable letter of credit to BE&K in the amount of $6.6 million (which is secured by a promissory note and account pledge agreement from us) to secure BE&K’s purchase of a boiler and for certain site work. On October 1, 2008, on behalf of Red River, ECP delivered an additional letter of credit in the amount of $9.1 million. In addition, on September 30, 2008, BE&K and Red River agreed that Red River would deliver irrevocable letters of credit (including the $6.6 million and $9.1 million letters of credit described above) totaling $19.3 million to be in place in November 2008, $16.0 million in December 2008, $17.7 million in January 2009 and $21.4 million beginning February 1, 2009 (the “LC Amounts”). Our guaranty and the letters of credit will terminate and be released once (i) Red River has obtained binding arrangements for construction, interim and/or long-term financing on terms acceptable to Red River, the proceeds of which are intended to be used for all or part of the costs of the Project, and (ii) the initial proceeds from such financing have been released to BE&K.

Credit Support for Joint Venture. We and ECP and our respective affiliates may provide credit support for or on behalf of the Joint Venture to support its obligations to third parties in connection with the Project, in the form and amount as determined by the Board of Managers of the Joint Venture and such member. Unless otherwise agreed, each member would provide such credit support based on their percentage ownership interest in the Joint Venture. With respect to the LC Amounts required by the EPC Agreement (described above), (i) we must maintain letters of credit necessary to cover $6.6 million of the stated amount of such required letters of credit until such time as we are required to make capital contributions under the second tranche of capital contributions described above, and (ii) ECP shall cause the aggregate stated amount of such letters of credit to be equal to the LC Amounts (except that during any period in which our letter of credit is required to be issued such amount will be reduced by $6.6 million) except that ECP is not obligated to: (a) increase the stated amount of such letter of credit or extend the maturity date thereof at any time on or after the occurrence of an ADA-ES Triggering Event or a material default by us or at any time during which a default or an event of default has occurred and is continuing under the Financing Documents (described below); (b) replenish the stated amount of any such letter of credit to the extent drawn; or (c) increase the stated amount of any such letter of credit or extend the maturity date thereof at any time on or after February 28, 2009.

Reimbursement Agreement. Concurrently with signing of the JDA, we, ECP and Red River entered into a Reimbursement Agreement, providing for Red River to reimburse us for amounts we may be required to pay under the following guaranties and letters of credit that we have issued:

•	a guaranty in favor of BE&K under the EPC Agreement,

•	a guaranty in favor of Industrial Furnace Company, Inc. (“IFCo”) under the Multiple Hearth Furnace Contracts, dated as of September 5, 2008, between IFCo and Red River,

•	a guaranty in favor of Luminant Generation Company under the Carbon Supply Agreement, dated as of September 3, 2008, between Red River and Luminant, and

•	the letter of credit issued on our behalf in favor of BE&K described above.

In addition, the Reimbursement Agreement provides for Red River to reimburse ECP for the letter of credit issued on its behalf in favor of BE&K (described above). Under the Reimbursement Agreement, Red River may request additional credit support or extensions or changes to the initial credit support from ECP and us, and each party may elect to provide such support in its sole discretion.

Other Financing Documents. The obligations of Red River to ECP and us under the Reimbursement Agreement are guaranteed by the Joint Venture (pursuant to a Guaranty). The obligations of the Joint Venture under this guaranty and Red River under the Reimbursement Agreement are secured by a security interest in substantially all of the assets of Red River (pursuant to a Security Agreement) and a pledge by the Joint Venture of its rights under Red River’s limited liability company agreement and its membership interests in Red River (pursuant to a Pledge Agreement). The Reimbursement Agreement, Security Agreement, Pledge Agreement, and Guaranty are collectively referred to as the “Financing Documents.”

Pursuant to the terms of an Assignment Agreement, we assigned all of our rights under the Financing Documents to ECP until the preferred equity that ECP has contributed under the third tranche of capital contributions under the LLC Agreement has been fully redeemed or converted. Any amounts payable to us under the Financing Documents would be paid directly to ECP and the payment of such proceeds to ECP would reduce ECP’s unreturned preferred equity (including the 12% preferred return, if applicable) in the Joint Venture.

Master Services Agreement. Pursuant to a Master Services Agreement between us and the Joint Venture executed concurrently with the JDA, we will provide certain accounting, administrative, oversight, insurance and other services to the Joint Venture at agreed-upon rates.

Intellectual Property License. Pursuant to a License Agreement between us and the Joint Venture executed concurrently with the JDA, we have licensed to the Joint Venture all intellectual property that relates primarily to the production, processing or supply of activated carbon for the control of mercury emissions from coal fired power plants or any application or use competitive with the control of such emissions (the “Field”) on an exclusive, perpetual, royalty-free basis and have provided certain rights of first refusal to the Joint Venture with respect to intellectual property relating to the Field we may develop in the future. The intellectual property held by us primarily relating to the Business or the assets we contributed to the Joint Venture was transferred to the Joint Venture under the JDA and is not part of the license.

We will file the Certificates of Designation for the Preferred Stock and the Purchase Agreement as annexes to our Proxy Statement, and the Purchase Agreement, the JDA and the LLC Agreement as exhibits to our Form 10-Q for the quarter ended September 30, 2008. This report provides only a summary of the agreements entered into in connection with the Private Placement and Joint Venture. We encourage you to review the full text of such agreements in their entirety when they become available.

Cautionary Advice Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding expected size, costs of, financing for, and timing of commencement of operations at, our planned AC facility, future revenues and the size and composition of our Board of Directors upon closing of the Private Placement. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in the costs and timing of construction of the planned AC facility; inability to sign or close acceptable definitive agreements for debt financing or coal supply agreements with respect to the facility in a timely manner; failure to satisfy any funding condition under the LLC Agreement; termination of the Purchase Agreement; failure to satisfy any condition to closing under the Purchase Agreement; future sales of our securities; availability of raw materials and treatment and storage facilities; changes in laws or regulations, prices, economic conditions and market demand; impact of competition and litigation; operational difficulties; availability of skilled personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Item 2.01	Completion of Acquisition or Disposition of Assets

Please see the disclosure under Item 1.01 above, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

Please see the disclosure under Item 1.01 above, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On October 1, 2008 and October 3, 2008, ADA-ES, Inc. and ECP jointly issued press releases related to the Private Placement and Joint Venture. Copies of the press releases are furnished as Exhibit 99.1 and Exhibit 99.2 to this report and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)

The following items are furnished as exhibits to this report:

99.1	Press release, dated October 1, 2008, issued by ADA-ES and ECP.

99.2	Press release, dated October 3, 2008, issued by ADA-ES and ECP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc. Registrant

Date: October 6, 2008	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer

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